Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Pension Committee of
The Allied Irish Bank Capital Accumulation Retirement Plan and Trust:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-122065) of Allied Irish Bank of our report dated December 2, 2004 with respect to the financial statements of The Allied Irish Bank Capital Accumulation Retirement Plan and Trust as of December 31, 2003 and for the period January 24, 2003 (inception of Plan) to December 31, 2003, and the related supplemental schedule, which report appears in the December 31, 2003 annual report on Form 11-K of The Allied Irish Bank Capital Accumulation Retirement Plan.

/s/ KPMG LLP

New York, New York
March 17, 2005